EXHIBIT 99.1

Avitar Announces $750,000 Private Placement

     CANTON, Mass., April 22 /PRNewswire-FirstCall/ -- Avitar, Inc. (Amex: AVR) announced today that it entered into a $750,000 private placement of convertible preferred stock and warrants with Cornell Capital Partners, LP. Gross proceeds of $375,000 were raised at the first closing and the second tranche of $375,000 gross proceeds are expected at the second closing within 30 days or less.

The securities issued in the private placement are $750,000 of Series E Convertible Preferred Stock and Warrants to purchase 75,000 shares of Common Stock. The Series E Preferred Stock are convertible into Common Stock at the lesser of $0.08 per share or 80% of the average of the three (3) lowest bid prices for the ten (10) trading days immediately prior to the notice of conversion, subject to adjustments and limitations, and the Warrants are exercisable at $0.084 per share.

Prior to the $750,000 private placement, Avitar and Cornell Capital Partners terminated the previously announced Standby Equity Distribution Agreement ("SEDA") made between the parties in February 2005. If Cornell Capital Partners does not enter into a SEDA on identical terms within 90 days after all amounts payable under the Securities Purchase Agreement are satisfied, Cornell Capital Partners has agreed to return to Avitar all fees received pursuant to the February 2005 SEDA.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. This release is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933, as amended (the "Act"). The securities described in this release have not been registered under the Act or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirement.

Avitar, Inc. develops, manufactures and markets innovative and proprietary products. Their field includes the oral fluid diagnostic market, the disease and clinical testing market, and customized polyurethane applications used in the wound dressing industry. Avitar manufactures ORALscreen(R), the world's first non-invasive, rapid, onsite oral fluid test for drugs-of-abuse, as well as HYDRASORB(R), an absorbent topical dressing for moderate to heavy exudating wounds. Avitar is also developing diagnostic strategies for disease and clinical testing in the estimated $25 billion in-vitro diagnostics market. Conditions targeted include influenza, diabetes and pregnancy. For more information, see Avitar's website at http://www.avitarinc.com.

Safe Harbor Statement. This release contains forward looking statements that are subject to risks and uncertainties including financing risks and the development and marketing of new applications and other risks that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. In view of such risks and uncertainties, the Company's actual results could differ materially from those anticipated in such forward looking statements

 COMPANY CONTACT: Avitar, Inc.: Jay C. Leatherman, 781-821-2440, jleatherman@avitarinc.com, http://www.avitarinc.com